Exhibit 99.1

Vertro, Inc. Receives NASDAQ Additional Deficiency Notice

NEW YORK, NY – March 22, 2010 - Vertro, Inc. (NASDAQ:VTRO) today announced that, as expected, it received notification on March 16, 2010 from the NASDAQ Staff that the Company had not regained compliance with the minimum $1 price requirement for continued listing set forth in NASDAQ Listing Rule 5550(a)(2) (the “Bid Price Requirement”).  As previously reported, on September 15, 2009, the NASDAQ Staff notified the Company that because the bid price of its common stock had closed below $1 per share for the prior 30 consecutive business days, the Company, in accordance with NASDAQ’s Listing Rules, would be provided 180 calendar days, or until March 15, 2010, to regain compliance.

As also previously disclosed, on February 16, 2010, following a hearing before a NASDAQ Listing Qualifications Panel (“Panel”), the Panel determined to grant the Company’s request for continued listing subject to the condition that, on or before June 14, 2010, the Company demonstrates compliance with all continued listing standards of The NASDAQ Capital Market.

In the recent notice from NASDAQ, the Company was informed that the Panel will consider the Company’s non-compliance with the Bid Price Requirement in rendering a determination regarding its continued listing.  NASDAQ has provided the Company with an opportunity to make a written submission to specifically address this matter and the Company intends to timely do so.  Under NASDAQ’s Listing Rules, the Panel may, in its discretion, grant the Company a period of up to 180 calendar days from the date of the Staff’s notification, or through September 13, 2010, to regain compliance with the Bid Price Requirement.  The Company plans to exercise diligent efforts to maintain its NASDAQ listing, but there is no assurance that it will be successful in doing so.

www.vertro.com

About Vertro, Inc.

Vertro, Inc. (NASDAQ:VTRO) is a software and technology company that owns and operates the ALOT product portfolio. ALOT's products are designed to 'Make the Internet Easy' by enhancing the way consumers engage with content online. Through ALOT, Internet users can discover best-of-the-web third party content and display that content through customizable toolbar, homepage and desktop products. ALOT has millions of live users across its product portfolio. Together these users conduct high-volumes of type-in search queries, which are monetized through third-party search and content agreements.

Source: VTRO-G

Forward-looking Statements

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate", "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to develop and successfully market new products and services, and (3) the potential acceptance of new products in the market. Additional key risks are described in Vertro's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-Q for Q3 2009.

Alex Vlasto
Vertro, Inc.
Alex.vlasto@vertro.com
212 231 2000